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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO.     3    )*
                                          ---------


                         Pancho's Mexican Buffet, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  698304 10 2
                  --------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement   . (A fee is
not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 4 pages

CUSIP No. 698304 10 2               13G                  Page 2 of 4 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Estate of Jesse Arrambide
      IRS No. 75-5456557

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /X /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      United States
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     233,259
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   N/A
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     233,259
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     N/A
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      233,259
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


      N/A
-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.31%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      00
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 4 pages

CUSIP No.  698304 10 2                                          Page 3 of 4

                                  SCHEDULE 13G



Item 1(a)   NAME OF ISSUER:
            Pancho's Mexican Buffet, Inc.

Item 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            3500 Noble Avenue
            Fort Worth, TX 76111

Item 2(a)   NAME OF PERSON FILING:
            Estate of Jesse Arrambide

Item 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
            3116 Westador Drive
            Arlington, TX. 76015

Item 2(c)   CITIZENSHIP:
            United States

Item 2(d)   TITLE OF CLASS OF SECURITIES:
            Common Stock

Item 2(e)   CUSIP NUMBER:
            698304 10 2

Item 3 If this statement if filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filsing is a:
            N/A

Item 4      OWNERSHIP:
            See Items 5 through 11 of Cover Page

Item 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
            N/A



                               Page 3 of 4 pages

CUSIP No.  698304 10 2                                      Page 4 of 4



Item 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
            N/A

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
            N/A

Item 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
            N/A

Item 9      NOTICE OF DISSOLUTION OF A GROUP:
            N/A

Item 10     CERTIFICATION:
            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

            SIGNATURE:
            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


            Date:  October 15, 1997


                               Signature:  /s/ JESSE ARRAMBIDE, III
                                           ------------------------------------

                              Name/Title:  Jesse Arrambide, III
                                           Independent Executor of the
                                           Estate of Jesse Arrambide




                               Page 4 of 4 pages